Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into by and between Huron Ventures, Inc., a Delaware corporation with its principal executive offices in Fort Worth, Texas (the “Company”), and Thomas Cochrane, an individual currently residing in League City, Texas (“Employee”), this 28th day of May 2004, but effective on the 9th day of June, 2004 (the “Effective Date”).

Background

A.                                   The Company desires to employ Employee in such a manner as will reinforce and encourage the highest attention and dedication to the Company of Employee as a member of Company’s management, in the best interest of the Company and its shareholders; and

B.                                     Employee is willing to serve the Company on the terms and conditions herein provided.

Terms and Conditions

In consideration of the covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       Employment.  The Company hereby employs Employee in the capacity of Executive Vice President (Oil and Gas Operations), and Employee hereby agrees to accept such employment by the Company, upon the terms and conditions stated in this Agreement.

2.                                       Term.  The employment of Employee by the Company as provided in Section 1 will be for a term (the ‘“Term”) commencing on the Effective Date and expiring at the close of business on June 30, 2006.

3.                                       Duties.  Employee shall perform such services and duties as may be assigned to him from time to time by the Board of Directors (the “Board”) and Vice President of Operations of the Company.  Employee shall devote his full working time, efforts and energies to the performance of his duties hereunder.

4.                                       Compensation.

(a)                                  The Company shall pay Employee for his services a base salary, on an annualized basis, of $125,000 per annum for the period from the Effective Date through June 30, 2005, and $133,750 for the remainder of the Term, which salary shall be payable by the Company in substantially equal installments on the Company’s normal payroll.  All applicable taxes on the base salary will be withheld in accordance with applicable federal, state and local taxation guidelines.

(b)                                 In addition to the base salary described in paragraph 4(a) above, Employee shall be eligible for consideration for an annual bonus of up to 20% of his annualized salary at the sole discretion of the Board.

5.                                       Vacations and Days Off.  Employee shall be entitled to a reasonable paid vacation of not less than twenty (20) days each calendar year during the Term, exclusive of holidays and weekends, which vacation shall be taken by Employee in accordance with the business requirements of the Company at the time and its vacation plans, policies and practices as applied to executive officers of the Company then in effect relative to this subject.  Employee shall also be entitled to up to five (5) paid days off each calendar year for paternity leave and up to three (3) paid days off to attend the funeral of any member of Employee’s immediate family.

6.                                       Employment Facilities.  During the Employment Period, the Company shall provide, at its expense, appropriate and adequate office space, furniture, communications, stenographic and word processing equipment, supplies, personnel (including professional, clerical, support and other personnel) and such other facilities and services as shall be suitable to Employee’s position and adequate for the Employee’s use in performing Employee’s duties and responsibilities under this Agreement.

7.                                       Expenses and Services.  During the term of Employee’s employment hereunder, Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Employee by reason of his employment, including travel and living expenses while away from home at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company and in effect when the expenses are incurred.

8.                                       Rights under Certain Plans.  During the term of Employee’s employment hereunder, Employee will be entitled to participate in the health and dental insurance and employee benefit plans and programs maintained by the Company applicable to officer employees on the same basis as other officer employees of the Company, subject only to the possible substitution by or on behalf of the Company of other plans and programs providing substantially similar or increased benefits for Employee.

9.                                       Confidential Information.  Employee recognizes and acknowledges that he will have access to confidential information of the Company and its Affiliates, including, without limitation, customer information, lists of suppliers and costs, information concerning the business and operations of the Company and its Affiliates and other proprietary data or information, that is valuable, special and a unique asset of the Company and its Affiliates.  Employee agrees not to disclose such confidential information, except as may be necessary in the performance of his duties, to any Person, nor use such confidential information in any way, either during the term of his employment or within the three years immediately following his termination of employment unless he has received the written consent of the Company or unless such confidential information becomes public knowledge through no wrongful act of Employee.  Upon termination of Employee’s employment for any reason, Employee shall promptly deliver to Employer all drawings, manuals, letters, notebooks, customer lists, documents, records, equipment, files, computer disks or tapes, reports or any other materials relating to Employer’s business (and all copies) which are in Employee’s possession or under Employee’s control.

10.                                 Early Termination. Employee’s employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

(a)                                  Employee’s employment hereunder will terminate upon his death;

(b)                                 If, as a result of Employee’s incapacity due to physical or mental illness, Employee shall have been absent from his duties or unable to perform his full duties hereunder for a total of 90 days during any 12 month period, and within 15 days after written notice of termination is given (which may occur before or after the end of such 90 day period), shall not have returned to the performance of his full duties hereunder on a full-time basis, the Company may terminate the Employee’s employment hereunder.

(c)                                  The Company may terminate Employee’s employment hereunder for Cause.  For purposes of this Agreement, the Company shall have “Cause” to terminate the Employee’s employment hereunder upon (1) the willful and continued failure by Employee to substantially perform his duties hereunder (other than any such failure resulting from Employee’s incapacity due to physical or mental illness); or (2) the willful engaging by Employee in misconduct which is materially injurious to the Company; or (3) the conviction of Employee of any felony or crime of moral turpitude.  For purposes of this subsection (C), no act, or failure to act, on Employee’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

(d)                                 Any termination of Employee’s employment by the Company or by Employee (other than termination pursuant to subsection (a) above) shall be communicated by written Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated.

(e)                                  “Date of Termination” shall mean (1) if Employee’s employment is terminated by his death, the date of his death; (2) if Employee’s employment is terminated pursuant to subsection (b) above, 15 days after Notice of Termination is given (provided that Employee shall not have returned to the performance of his duties on a full-time basis during such 15 days period); (3) if Employee’s employment is terminated at the expiration of the Term or any extension thereof, the last day of the Term or, if applicable, the last day of any extension; and (4) if Employee’s employment is terminated for any other reason, the date specified in the Notice of Termination.

11.                                 Compensation upon Termination or During Disability.  Upon termination of Employee’s employment hereunder or during any period of Employee’s physical or mental disability, Employee shall be paid as follows:

(a)                                  During any period that Employee fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (the “Disability Period’), the Employee shall continue to receive his annual base salary at the rate then in effect, until the earlier of (i) the end of the Term, or (ii) the 90th day following the commencement of the Disability Period, provided that payments so made to the Employee shall be reduced by the sum of the amounts, if any, payable to Employee under disability benefit plans of the Company and which were not previously applied to reduce any such payment.  In addition the Company shall reimburse Employee for any theretofore unreimbursed expenses incurred prior to the commencement of the Disability Period.

(b)                                 If Employee’s employment is terminated by his death, the Company shall pay to Employee’s designated beneficiaries, or if he leaves no designated beneficiaries, to his estate, his annual base salary through the date of Employee’s death at the rate then in effect and any theretofore unreimbursed expenses, and the Company shall have no further obligations to Employee under this Agreement.

(c)                                  If Employee’s employment shall be terminated for Cause, the Company shall pay Employee his annual base salary (but not the bonus compensation described in Section 4(b)) through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Company shall have no further obligations to Employee under this Agreement.

(d)                                 If (1) in breach of this Agreement, the Company shall terminate Employee’s employment other than pursuant to Section 8(b) or 8(c) hereof (it being understood that a purported termination pursuant to Section 8(b) or 8(c) hereof which is disputed and finally determined not to have been proper shall be a termination by the Company in breach of this Agreement) then the Company shall pay Employee on the Date of Termination, with no offset, an amount equal to three (3) months of his annual base salary at the rate in effect at the time Notice of Termination is given.

During the term of this Agreement Employee shall give the Company immediate notice of any change of address.

If Employee shall terminate his employment pursuant to Section 8(d), the Company shall pay Employee his full salary through the Date of Termination at the rate in effect on the date that Notice of Termination is received by the Company.

12.                                 Defined Terms.  For purposes of this Agreement, the terms set forth in this Section 10 shall have the following meanings:

(a)                                  “Affiliate” shall mean any individual, corporation, unincorporated organization, trust or other form of entity controlling, controlled by or under common control with the Company.  For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such individual, corporation, unincorporated organization, trust or other form of entity, whether through the ownership of voting securities or otherwise.

(b)                                 “Person” shall mean an individual, a corporation, a partnership, an association, a joint-stock company, a trust, an incorporated organization or a government or political subdivision thereof.

13.                                 Waiver. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.  No waiver shall be binding unless executed in writing by the party making the waiver.

14.                                 Limitation of Rights.  Nothing in this Agreement, except as specifically stated herein, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective permitted successors and assigns and other legal representatives, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

15.                                 Notices.  All notices given in connection with this Agreement shall be in writing and shall be delivered either by personal delivery, by telecopy or similar facsimile means, by certified or registered mail (postage prepaid and return receipt requested), or by express courier or delivery service, addressed to the applicable party hereto at the following address:

If to the Company:

Huron Ventures, Inc.
309 West Seventh Street
Suite 1600
Fort Worth, Texas 76102

Attention: S Jeffery Johnson

Telecopy No.: 817-698-0761:

If to Employee:

Thomas Cochrane
1119 Newport Blvd.
League City, Texas 77573
Telecopy No.:

or such other address and number as either party shall have previously designated by written notice given to the other party in the manner hereinabove set forth.  Notices shall be deemed given when received, if sent by telecopy or similar facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by telecopy or other facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail.

16.                                 Inconsistent Obligations. Employee represents and warrants that he has not previously assumed any obligations inconsistent with those of this Agreement.

17.                                 Entirety and Amendments. This instrument and the instruments referred to herein embody the entire agreement between the parties, supersede all prior agreements and understandings, if any, relating to the subject matter hereof, and may be amended only by an instrument in writing executed by all parties, and supplemented only by documents delivered or to be delivered in accordance with the express terms hereof.

18.                                 Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the parties hereto and any successors in interest to the Company, but neither this Agreement nor any rights hereunder may be assigned by Employee except in the case of the death of Employee.

19.                                 Governing Law And Venue.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas applicable to agreements made and to be performed entirely in Texas.  The obligations and undertakings of each of the parties to this Agreement shall be performable in Dallas County, Texas, and each party agrees that if any action at law or in equity is necessary by the Company or Employee to enforce or interpret the terms of this Agreement, venue shall be in Dallas County, Texas, and the prevailing party in any such action shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which it may be entitled.

20.                                 Cumulative Remedies.  No remedy herein conferred upon any party is intended to be exclusive of any other benefits or remedy, and each and every such remedy shall be cumulative and shall be in addition to every other benefits or remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.  No single or partial exercise by any party of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

21.                                 Multiple Counterparts. This Agreement may be executed in a number of identical counterparts, each of which constitute collectively, one agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart.

22.                                 Descriptive Headings.  The headings, captions and arrangements used in this Agreement are for convenience only and shall not be deemed to limit, amplify or modify the terms of this Agreement, nor affect the meanings hereof.

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Signatures

To evidence the binding effect of the covenants and agreements described above, the par-ties hereto have executed this Agreement effective as of the date first above written.

THE COMPANY:

HURON VENTURES, INC.

By:	/s/ Eric Boehnke
Eric Boehnke
President

EMPLOYEE:

/s/ Thomas Cochrane
Thomas Cochrane